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                                                                   EXHIBIT 4.20

      FIRST ADDENDUM TO THE AGREEMENT FOR A COMMERCIAL LOAN IN YEN AT FIXED
          INTEREST RATE AND THREE-YEAR MATURITY, DATED MARCH 16, 2001

Know all men by these presents, the First Addendum to the Agreement for a Commercial Loan in Yen at Fixed Interest Rate dated March 16, 2001, made by and between Telefonica Internacional S. A., with address at Madrid, Gran Via, 28, with NIF No. A-78035441, represented by Mr. Isidro Javier Delgado Martinez, with National Identity Document (DNI) No. 16.790.223-Q and D. Arturo Pascual Garcia, with DNI No. 16.779.507-H, hereinafter Telefonica, as party of the first part; and Telefonica del Peru S.A.A., with address at Av. Arequipa No. 1155, Santa Beatriz, Lima, represented by its General Manager, Mr. Juan Revilla Vergara, identified by DNI No. 08234014 and its Central Finance Manager, Mr. Antonio Villa Mardon, identified by DNI No. 10840875, hereinafter the Borrower, as party of the second part, under the following terms and conditions:

ONE:  RECITALS

On March 16, 2001, the parties entered into an Agreement for a Commercial Loan in Yen at Fixed Interest Rate (hereinafter the Main Contract) whereby Telefonica granted a commercial loan to the Borrower in the amount of 16 456 000 000 yen.

TWO:  PURPOSE

The parties hereby agree to, as from the date hereof, incorporate numeral (v) to clause 3.3 of the Main Contract, as per the following literal tenor:

         "3.3  Early Redemption

         The Borrower may request the early redemption of all or part of the Loan Amount, provided that the following requirements are met:

         (...)

         (v) If the amount requested to be redeemed by the Borrower should not meet the requirement set forth in numeral (ii) above or if the payment date proposed by the Borrower should not satisfy the requirement specified in the preceding numeral (iii), Telefonica will be required to provide prior and written approval and will be afforded a two-day period for such purpose; upon expiration of said period, the request from the Borrower shall be deemed approved".

THREE:  EFFECTIVENESS OF MAIN CONTRACT

The parties represent that, save the modifications agreed upon in this Addendum, the other clauses of the Main Contract remain unchanged.

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Signed in Madrid, on February 18, 2003.

TELEFONICA INTERNACIONAL S. A.      TELEFONICA DEL PERU S. A.A.


/s/ Isidro Javier Delgado Martinez                   /s/ Juan Revilla Vergara
----------------------------------                   ------------------------
Isidro Javier Delgado Martinez                       Juan Revilla Vergara


/s/ Arturo Pascual Garcia                            /s/ Antonio Villa Mardon
----------------------------------                   ------------------------
Arturo Pascual Garcia                                Antonio Villa Mardon

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